EXHIBIT 3.24

LIMITED PARTNERSHIP AGREEMENT

OF

CSL NORTH CAROLINA SYSTEM, LP

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of February 2015, by and among CSL North Carolina Realty GP, LLC, a Delaware limited liability company, as the general partner (the “General Partner”), and CSL National, LP, a Delaware limited partnership, as the limited partner, and each other person (as hereinafter defined) who subsequently becomes a signatory to this Agreement as a limited partner (collectively, the “Limited Partners”).  References in this Agreement to “Partner” or “Partners” shall be references to one or more parties to this Agreement.

ARTICLE I

FORMATION AND ORGANIZATION

Section 1.1                                    Formation.  The Partners hereby associate as, form and organize a limited partnership under and pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq. (the “Act”) and other relevant laws of the state of Delaware and in accordance with and subject to the terms and conditions set forth in this Agreement. A certificate of limited partnership of the Partnership (the “Certificate”) has been filed in conformity with the Act.

Section 1.2                                    Name.  The name of the limited partnership shall be CSL North Carolina System, LP (the “Partnership”).

Section 1.3                                    Principal Place of Business.  The Partnership’s principal place of business shall be at such place or places as the General Partner shall from time to time determine.

Section 1.4                                    Purpose.  The purpose of the Partnership shall be to engage in any business or activity in which a limited partnership may engage under the Act.

Section 1.5                                    Duration.  The Partnership shall commence upon the filing of the Certificate as specified in Section 17-201 of the Act and shall continue until dissolved pursuant to Section 8.1.

Section 1.6                                    General and Limited Partners.  The Partnership shall consist of the General Partner and the Limited Partners.  Except as otherwise expressly provided in this Agreement, the Limited Partners in their capacity as such shall neither participate in making the decisions of the Partnership nor have the power to manage or transact any Partnership business or act for or in the name of, or otherwise bind, the Partnership.  No Limited Partner shall ever be personally liable for any part of the debts or other obligations of the Partnership or any General Partner, or be obligated to make contributions to the Partnership in excess of the Capital Contributions (as defined in Section 2.2) required to be made by it pursuant to this Agreement.

Section 1.7                                    Indemnification.  To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each General Partner and Limited Partner, and their respective officers, directors, shareholders, managers, members, employees, agents, subsidiaries and assigns

(each, a “Covered Person” and collectively, the “Covered Persons”), from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, which relates to or arises out of the Partnership or its property, business or affairs.  Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification under this Section 1.7 with respect to (a) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct or gross negligence or (b) any Claim initiated by such Covered Person unless such Claim (or part thereof) was brought to enforce such Covered Person’s rights to indemnification hereunder.  Expenses incurred by a Covered Person in defending any Claim shall be paid by the Partnership in advance of the final disposition of such Claim upon receipt by the Partnership of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Partnership as authorized by this Section 1.7.

Section 1.8                                    Statutory Compliance.  All real and personal property owned by the Partnership shall be deemed owned by the Partnership as an entity and held in its name, and no Partner shall have any ownership interests in any such property in its individual name. The General Partner shall execute and, as appropriate, file any and all documents and instruments as they may reasonably deem necessary or appropriate with respect to the conduct of business by the Partnership.

Section 1.9                                    No Obligation to Replenish Negative Capital Account.  Except as required under the Act, no Partner shall have any obligation at any time to contribute any funds to replenish any negative balance in its Capital Account (as defined in Section 2.4).

Section 1.10                             Registered Office and Registered Agent.  The address of the registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, 19801.  The name of its registered agent at such address shall be The Corporation Trust Company.

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 2.1                                    Initial Partnership Interests.  The Partnership interests (the “Interests”) as of the date of this Agreement shall be as set forth in Exhibit A hereto.  Exhibit A hereto may be adjusted from time to time pursuant to the terms of this Agreement to reflect (a) the admission of additional Limited Partners, (b) any sale, transfer, assignment or other disposition of all or any part of any Interests of any Partner or (c) any additional Capital Contributions (as hereinafter defined) of any of the Partners.  An Interest means, with respect to any Partner at any time, such Partner’s entire beneficial ownership interest in the Partnership at such time, including such Partner’s Capital Account, voting rights, and right to share in profits, losses, cash distributions and all other benefits of the Partnership as specified in this Agreement, together with such Partner’s obligations to comply with all of the terms of this Agreement.

Section 2.2                                    Initial Capital Contributions.  Each Partner shall contribute an amount of money or property to the Partnership as its capital contribution (“Capital Contribution”), as set forth opposite the name of such Partner on Exhibit A hereto.

Section 2.3                                    Additional Capital Contributions.  The General Partner, in its discretion, may make additional cash Capital Contributions to the Partnership for purposes of paying Partnership expenses.  Except as required by the Act or otherwise provided in Section 2.2 and this Section 2.3, no Partner shall have any obligations to make any Capital Contributions to the Partnership.

Section 2.4                                    Capital Accounts.  Each Partner shall have a capital account (a “Capital Account”) which account shall be (a) increased by the amount of cash and the fair market value of any property (net of liabilities assumed by the Partnership and liabilities to which the property is subject) contributed by such Partner, plus all items of income and gain of the Partnership allocated to such Partner, (b) decreased by the amount of distributions to such Partner of cash or other property (net of liabilities assumed by the Partner and liabilities to which the property is subject), plus all items of loss and deduction of the Partnership allocated to such Partner. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  Any allocations pursuant to this Agreement shall comply with the qualified income offset requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and the nonrecourse deduction or minimum gain chargeback requirements of Treasury Regulation Section 1.704-2.

ARTICLE III

PROFITS AND LOSSES

All items of income, gain, loss, deduction and credit of the Partnership shall be allocated for accounting and tax purposes according to each Partner’s Interest, to be shared among them in proportion to their Interests, as set forth in Exhibit A hereto.

ARTICLE IV

CONDUCT OF PARTNERSHIP AFFAIRS

Section 4.1                                    General Partners.

(a)                                 The General Partner shall have the right to, and shall be fully responsible for, the management and control over the business of the Partnership.  The General Partner shall make all decisions affecting the business of the Partnership, except if consent or approval of other Partners are required under the Act or pursuant to the terms of this Agreement. Powers granted to the General Partner hereunder include, but not by way of limitation, the power to delegate duties, to sign deeds, notes, deeds of trust, contracts and leases and to assume direction of business operations.  The General Partner shall have all rights, powers and authority generally conferred by the Act or as otherwise provided by law or necessary, advisable or consistent with accomplishing the purposes of the Partnership. Further, without limiting the generality of the foregoing, the General Partner shall have the right:

(i)                                     to cause this Partnership to enter into other partnerships as a general or limited partner and to exercise the authority and to perform the duties required of this Partnership as a partner of any other partnership;

(ii)                                  to acquire, hold and dispose of property or any interest in it;

(iii)                               to protect and preserve the title to and the interest of the Partnership in all of its property and assets, real, personal and mixed;

(iv)                              to borrow money on behalf of the Partnership and to encumber the Partnership assets or place title in the name of a nominee for purposes of obtaining financing;

(v)                                 to employ from time to time, at the expense of the Partnership, consultants, accountants and attorneys;

(vi)                              to pay all expenses incurred in the operation of the Partnership and all taxes, assessments, rents and other impositions applicable to the Partnership or any part thereof; and

(vii)                           to assume any and all overall duties imposed on a General Partner by the Act.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, without the prior written consent of all the Partners, the General Partner shall have no authority to:

(i)                                     do any act in contravention of this Agreement;

(ii)                                  do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(iii)                               knowingly perform any act that would subject any other Partner to liability as a general partner in any jurisdiction;

(iv)                              dissolve, liquidate, consolidate or merge the Partnership or authorize or agree to any of the foregoing, other than in accordance with Article VIII hereof;

(v)                                 sell or lease, or otherwise dispose of, all or substantially all of the assets of the Partnership, or authorize or agree to any of the foregoing, unless Partners owning at least 50.1% of the outstanding Interests consent thereto in writing; and

(vi) amend this Agreement, other than in accordance with Section 9.4 hereof.

(c)                                  The General Partner may be removed as a general partner of the Partnership upon the written consent of Limited Partners owning at least 50.1% of the outstanding Interests, which Limited Partners shall appoint a successor general partner.  The removal of the General Partner, or of any successor general partner, shall not cause the dissolution of the Partnership so long as a successor general partner is appointed within 90 days following such removal.  Any person named to become a successor general partner shall execute this Agreement and shall become a Partner, subject to all of the rights and obligations of the General Partner hereunder.

Section 4.2                                    Tax Matters Partner.  The General Partner shall, in its capacity as a General Partner of the Partnership, be the Tax Matters Partner for purposes of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the “Code”). The Tax Matters Partner shall cause to be prepared and shall sign all returns of the Partnership, make any election which is available to the Partnership, and monitor any governmental tax authority in any audit that such authority may conduct of the Partnership’s books and records or other documents.

Each Partner shall take all actions required to cause the General Partner to be (and continue as) such Tax Matters Partner and, as requested by the General Partner, to otherwise authorize and appoint the General Partner as that party with the sole authority to handle all tax matters of the Partnership. Each Partner agrees to execute, certify, deliver, file and record at appropriate public offices or deliver to the General Partner such documents as may be requested by the General Partner to facilitate the handling of any tax matter as the General Partner, in its sole discretion, deems necessary.

Section 4.3                                    Limited Partners.

(a)                                 No Management and Control.  The Limited Partners shall take no part in the control, conduct or operation of the Partnership and shall have no right or authority to act for or bind the Partnership, including during the winding up period following dissolution of the Partnership. Other than as specifically provided in the Act or in this Agreement, no Limited Partner shall have the right to vote upon any matter concerning the business and affairs of the Partnership.

(b)                                 Limitations.  No Limited Partner shall have the right or power to (i) withdraw any part of its Capital Contribution or Capital Account except as a result of the dissolution of the Partnership as provided in Article VIII or as otherwise provided by law; (ii) bring an action for partition against the Partnership; (iii) cause the termination and dissolution of the Partnership, except as set forth in this Agreement; or (iv) demand or receive (a) interest on its Capital Contributions or Capital Account or (b) any property from the Partnership other than cash except as provided in Article VI. No Limited Partner shall have priority over any other Limited Partner either as to the return of Capital Contributions or as to items of Partnership income, gain, loss, deduction and credit, or distributions. Other than upon dissolution of the Partnership as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of each Limited Partner may be returned.

Section 4.4                                    Compensation of Partners and Affiliates.  No Partner shall receive any compensation for its services to the Partnership, except (a) reimbursement to the General Partner for costs and expenses reasonably incurred by it on behalf of the Partnership, and (b) compensation paid to Partners and Affiliates of Partners which are engaged on behalf of the Partnership to provide services or materials that are, in the reasonable judgment of the General Partner, necessary or desirable for the Partnership.

Section 4.5                                    Good Faith Actions.  No Partner, nor any of its officers, directors, shareholders, officers, constituent partners, managers, members, trustees, representatives, agents or employees, shall be liable to the Partnership or to any of the other Partners for any action taken (or any failure to act) by it in good faith on behalf of the Partnership and reasonably believed by it to be authorized or within the scope of its authority hereunder, unless such action (or failure to act) constitutes fraud, gross negligence or willful misconduct.

Section 4.6                                    Meetings of Partners.  Meetings of Partners shall be held at the Partnership’s principal place of business as determined in Section 1.3, or any other place agreed upon by the Partners. Meetings shall be held only when called by a General Partner.

Section 4.7                                    Actions By the Partners.  In exercising the voting or other approval rights provided herein or under the Act or to conduct any other business of the Partnership, the Partners may act through meetings or by written consent or electronic transmission without a meeting.  Any such written or electronic transmission consent shall be filed with the minutes of the proceedings of the Partners of the Partnership.

ARTICLE V

BOOKS AND RECORDS

Section 5.1                                    Books and Records.  The General Partner shall keep complete and appropriate books of account and records of all transactions and other matters related to the Partnership’s business. Except as otherwise expressly provided herein, such books and records shall be maintained in accordance with generally accepted accounting principles, consistently applied, and shall reflect the allocations made pursuant to Article III. All such books and records shall be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during normal business hours. Each Partner has the right to inspect, and copy during normal business hours, the Partnership’s records required to be maintained pursuant to this Section 5.1, and to obtain from the General Partner, promptly after becoming available, a copy of the Partnership’s federal, state and local income tax or information returns for each year.

ARTICLE VI

DISTRIBUTIONS

Section 6.1                                    Withdrawal.  No Partner shall have the right to withdraw from the Partnership or demand distributions of any amount in its Capital Account.

Section 6.2                                    Distributions.  Distributions shall be made by the Partnership to the Partners in the sole discretion of the General Partner, to the extent of available cash, after servicing all Partnership debt and provision of reasonable reserves for expenses and contingencies, which distributions shall be made among the Partners according to each Partner’s Interest, to be shared among them in proportion to their Interests, as set forth in Exhibit A hereto.

ARTICLE VII

TRANSFERS OF PARTNERSHIP INTERESTS

Section 7.1                                    Transfers by General Partners.  No General Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its Interest in the Partnership (whether voluntarily, involuntarily or by operation of law).

Section 7.2                                    Transfers by Limited Partners; Substitute Limited Partners.  No Limited Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its Interest except with the written consent of the General Partner, in its sole discretion. A Person to whom a Limited Partner’s Interest is assigned as permitted hereunder (a) is entitled to share in the Partnership’s profits and losses, and to receive distributions and allocations of Partnership income, gain, loss or credit, to the same extent as the Limited Partner assigning such Interest and (b) may be admitted to the Partnership as a Limited Partner only with the consent of the General Partner; and the General Partner’s consent may be given or withheld in the General Partner’s sole discretion.

Section 7.3                                    Void Assignments. Any purported sale, transfer, assignment, hypothecation, pledge or other disposition or encumbrance by a Partner of any Interest in the Partnership not made strictly in accordance with the provisions of this Article VII or otherwise permitted by this Agreement shall be entirely null and void, and of no force or effect.

Section 7.4                                    Admission of Additional Limited Partners.  The General Partner may admit persons to the Partnership as additional Limited Partners on such terms as the General Partner and Limited Partners owning at least 50.1% of the outstanding Interests shall determine; provided, that (a) each such person shall execute a counterpart of this Agreement (as modified or amended from time to time) and such other instruments necessary to admit such person to the Partnership and to confirm the undertaking of such person to be bound by all terms and provisions of this Agreement and (b) such person shall have paid or cause to be paid all of the reasonable expenses of the Partnership connected with such admission.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1                                    Dissolution.  The Partnership shall be dissolved only upon the first to occur of any one or more of the following:

(a)                                 The agreement of the General Partner and Limited Partners owning at least 50.1% of the outstanding Interests to dissolve the Partnership;

(b)                                 At such time as there is only one Partner remaining;

(c)                                  Entry of a decree of judicial dissolution; and

(d)                                 The occurrence of an event specified under the Act as one effecting such dissolution, except that if, under the terms of this Act, the Partnership is not required to terminate, and the requirements under the Act for reconstituting the Partnership have been satisfied, then the Partnership shall immediately be reconstituted and reformed pursuant to all the applicable terms, conditions and provisions of this Agreement.

Section 8.2                                    Winding Up Affairs and Distribution of Assets.

(a)                                 Upon dissolution of the Partnership the General Partner or, if there is no General Partner, a person who shall be designated for such purposes by unanimous vote of the other Partners (a General Partner or the person so designated hereinafter referred to as the “Liquidating Agent”), shall as soon as practicable, wind up the affairs of the Partnership and sell and/or distribute the assets of the Partnership. The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and termination of the Partnership that the General Partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Partnership and the transfer of any assets. The Liquidating Agent shall apply and distribute the proceeds of the sale or liquidation of the assets and property of the Partnership in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i)                                     to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership), in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors;

(ii)                                  after the payment (or the provision for payment) of all debts, liabilities and obligations of the Partnership in accordance with clause (i) above, any balance remaining shall be distributed to the Partners having positive Capital Accounts in relative proportion to those Capital Accounts.

(b)                                 The Liquidating Agent shall have sole discretion to determine whether to liquidate all or any portion of the assets and property of the Partnership and the consideration to be received therefore.

Section 8.3                                    Termination.  Upon compliance with the distribution plan set forth in Section 8.2(a), the Partnership shall cease to exist as a Partnership, and the Liquidating Agent shall execute, acknowledge and cause to be filed an appropriate certificate of cancellation evidencing termination of the Partnership.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Tax Treatment.  Unless otherwise determined by the General Partner, the Partnership shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the General Partner and the Partnership shall timely make any and all necessary elections and filings for the Partnership to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Section 9.2                                    Notices.  Any notice to be given pursuant to this Agreement shall be given in writing and shall be delivered personally, electronically, telegraphically or by express, certified or registered mail (a) to the Partnership at its principal place of business set forth in Section 1.3, and (b) to a Partner at its address set forth on Exhibit A hereto, or at such other address as such Partner may hereafter designate in writing to the other Partners.

Section 9.3                                    Entire Agreement.  This Agreement supersedes all prior agreements and understandings among the Partners with respect to the subject hereof.

Section 9.4                                    Amendments.  This Agreement may be modified only upon the prior written consent of the General Partner and Limited Partners owning at least 50.1% of the outstanding Interests; provided, however, that no amendment shall be effective with respect to any Partner who has not consented thereto if such amendment shall adversely affect the rights of such Partner.

Section 9.5                                    Waivers.  No waiver or any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Partner against whom such waiver or breach is claimed. No waiver of or any breach shall be deemed a waiver of any other subsequent breach.

Section 9.6                                    Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby, unless such provision was fundamental to the objectives of this Agreement.

Section 9.7                                    Further Assurances.  Each Partner shall execute such deeds, assignments, endorsements and other instruments and documents and shall give such further assurances as shall be reasonably necessary to perform its obligations hereunder.

Section 9.8                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware and without reference to any conflict of law or choice of law principles thereof.

Section 9.9                                    Counterparts.  This Agreement may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 9.10                             Power of Attorney.  Each Partner constitutes and appoints the General Partner its true and lawful attorney with full power of substitution to make, execute, sign, acknowledge and file a certificate of limited partnership and/or amendments thereto expressly authorized hereby, and upon the Partnership’s termination, a certificate of dissolution of the Partnership. The grant of a power of attorney hereunder is coupled with an interest and shall survive a Partner’s disability, incompetence, death or assignment by such Partner of its Interest pursuant to this Agreement.

Section 9.11                             Successors and Assigns.  Except as expressly provided to the contrary herein, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted assigns.

Section 9.12                             Exhibits.  All exhibits referenced in this Agreement shall be incorporated herein by such reference and shall be deemed to be an integral part hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Partners have duly executed this Agreement as of the day and year first above written.

GENERAL PARTNER

CSL NORTH CAROLINA REALTY GP, LLC

By:	/s/ Kristi Moody
Name:	Kristi Moody
Title:	Assistant Secretary

LIMITED PARTNER

CSL NATIONAL, LP

	By:	CSL National GP, LLC

	By:	/s/ Kristi Moody
	Name:	Kristi Moody
	Title:	Assistant Secretary

SIGNATURE PAGE TO CSL NORTH CAROLINA SYSTEM, LP

LIMITED PARTNERSHIP AGREEMENT

EXHIBIT A

PARTNERS’ INTERESTS

AS OF FEBRUARY 26, 2015

Partner	Percentage Interest	Capital Contribution

General Partner

CSL North Carolina Realty GP, LLC 4001 Rodney Parham Road Little Rock, Arkansas 72212	0.1%	$.01

Limited Partner

CSL National, LP 4001 Rodney Parham Road Little Rock, Arkansas 72212	99.9%	$9.99

Total	100%	$10.00